Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS REPORTS RECORD QUARTERLY EARNINGS

RMI STRATEGICALLY POSITIONED TO CAPITALIZE ON INFRASTRUCTURE SURGE

Denver, Colorado (December 15, 2021) – Rocky Mountain Industrials Inc. (RMI), Colorado’s next generation infrastructure company, reported record earnings for its fiscal 2nd quarter ended September 30, 2021. RMI reported net income of $3,003,891 for the quarter.

“The RMI team is well positioned to support Colorado’s infrastructure improvement and expansion over the next decade,” said Brian Fallin, CEO of RMI, “Our core, fortress assets are well situated in Colorado’s high-growth corridors to facilitate infrastructure expansion.”

The Rocky Mountain Rail Park’s 620-acre footprint is under construction, which provides mainline rail access to service the heavy industrial market in eastern Denver Metro. RMI is bridging the current construction aggregate supply deficit in Colorado and surrounding markets.

Colorado is estimated to receive $3.7 billion for federal-aid highway apportioned programs and $225 million for bridge replacement and repairs under the Infrastructure Investment and Jobs Act over five years.1 RMI is positioned to benefit from the surge in infrastructure spending in the Region through its strategic materials and rail assets.

About RMI

Rocky Mountain Industrials Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Rocky Mountain Region.

1 https://www.whitehouse.gov/wp-content/uploads/2021/08/COLORADO_The-Infrastructure-Investment-and-Jobs-Act-State-Fact-Sheet.pdf